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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


                  AGREEMENT made as of the date written below by and between WEIRTON STEEL CORPORATION, a Delaware corporation with its principal executive offices located at Three Springs Drive, Weirton, West Virginia 26062 (hereinafter called the "Corporation") and the individual employee whose name and address appear on the signature page hereto (hereinafter called "Employee").

                  The parties hereto agree as follows:

                  First: Term and Duties: The term of this Agreement shall commence on the date hereof and shall continue until terminated in accordance with Paragraph Third. During the term hereof, Employee shall serve as a full-time, salaried employee of the Corporation and shall diligently discharge the duties and responsibilities appropriate to his position. Employee's duties, title, salary and other benefits shall be as agreed upon from time to time between Employee and the Corporation.

                  Second: Salary and Other Perquisites: (a) The Employee's salary shall be as set from time to time by the Corporation.

                  (b) The Employee shall be eligible to participate in all of the Corporation's benefit plans provided to its salaried exempt employees, and in addition thereto the Employee shall be eligible to (i) receive three weeks of vacation annually; (ii) participate at the maximum rate of 35% of his base salary and any management incentive plan or long term incentive plan adopted by the Corporation's Board of Directors to compensate officers of the Corporation;
(iii) participate in the Corporation's Supplemental Executive Retirement Plan
(SERP) upon completion of five years of service; (iv) receive options to purchase 20,000 shares of the Corporation's common stock at an exercise price and upon such other terms and conditions as to vesting as the Management Development and Compensation Committee of the Corporation's Board of Directors shall determine; and (v) participate in the Corporation's Executive Health Care Plan.

                  Third: Eligibility for Termination Benefits: (a) Subject to subparagraph (e) of Paragraph Fourth, if Employee's employment with the Corporation is terminated by the Corporation without just cause, Employee shall receive such benefits hereunder ("Termination Benefits") as determined in accordance with Paragraph Fourth, provided Employee, if requested, remains in the employment of the Corporation for a period not exceeding 60 days following receipt of a written notice of such termination. For purposes of this Agreement, termination of Employee's employment by the Corporation shall constitute a termination for "just cause" only if (a) the willful and continued failure of the Employee to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties, or (b) the willful engaging


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by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company occurs.

         For purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose, after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.

         Except as otherwise specifically set forth in this Agreement or as otherwise provided by law, all rights of Employee, and all obligations of the Corporation under this Agreement, shall cease and terminate on, and as of, the date of termination of employment for just cause.

                  (b) The Corporation shall be deemed to have agreed to a termination without just cause in accordance with subparagraph (a) of this Paragraph Third from and after the date (i) the Employee is assigned duties or responsibilities significantly inconsistent with and less than the Employee's position, duties, responsibilities or status with the Corporation as in effect upon execution of this Agreement, (ii) the Employee's base salary, excluding any bonus or other compensation derived from any employee benefit plan, is ever reduced below any level attained by the Employee, or (iii) the Employee is required to reside more than fifty miles from Weirton, West Virginia in order to perform his duties for the Corporation; provided, that such action is taken without the Employee's express written consent or waiver, and within 30 days after the occurrence of any such event the Employee notifies the Corporation that he is so deeming the Corporation to have elected to terminate his employment, whereupon the Corporation shall be deemed to have terminated such employment as of the date of any such action or the date of such notice at the option of the Employee. If the date of termination is deemed to be a date earlier than the date of such notice, and the Corporation, upon receipt of such notice, promptly takes all actions hereunder required in the event of such termination, no intervening delay in taking such actions may be construed as a violation of this Agreement.

                  Fourth:  Amount and Duration of Termination Benefits:

                  (a) Upon the termination of Employee's employment on any date in accordance with Paragraph Third (the "Termination Date"), Employee shall be treated as being an inactive employee for 12 months following the Termination Date, and Employee shall receive, within 10 days of the Termination Date, a total of 12 months base salary (excluding vacation or


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special pay) in effect at the Termination Date (the "Lump Sum Payment"), calculated as follows, where:

                  X   is 12 months of Employee's base salary; and

                  Y is any applicable federal, state or local tax or liability imposed on Employee as a result of the Lump Sum Payment, including, without limitation, social security taxes, income taxes and excise taxes, which amount shall be withheld by Corporation and paid by Corporation to the appropriate agency for and on behalf of Employee.

                  Then, LUMP SUM PAYMENT = X + Y (BUT IN NO EVENT SHALL SUCH PAYMENT EXCEED 18 MONTHS BASE SALARY).

It is the intent (in so far as practical, subject to the 18 month base salary limitation) of the parties that the foregoing Lump Sum Payment calculation shall result in Employee's receipt of an amount equal to 12 months of Employee's base salary net of all applicable federal, state and local taxes, and Corporation's payment to the appropriate taxing authority of any applicable federal, state or local tax or liability imposed on Employee. Furthermore, for a period of 12 months following the Termination Date, the Corporation shall (i) continue to provide coverage for Employee and applicable dependents under all benefit plans of the Corporation providing life insurance or health, disability, hospitalization and major medical insurance at such levels as are not less than those in effect at the time of the Termination Date; and (ii) to the extent allowable under applicable law, cause Employee to continue to earn service credit for all purposes under any pension or retirement plan maintained by the Corporation in which Employee participated at the time of the Termination Date; provided, however, that the coverage referred to in clause (i) (except for coverage under the Executive Health Care Program) shall be suspended during any period in which and to the extent Employee is eligible for similar coverage under another employer plan unless such suspension would violate the terms of any such plan. For all other purposes, Employee's active employment shall terminate on the Termination Date.

                  (b) In the event Employee's employment is terminated by the Corporation prior to the end of any fiscal year without just cause, Employee shall receive his accrued bonus, earned or accrued pursuant to the terms of any management incentive or bonus program if any, and the bonus to which Employee would have otherwise been entitled, if any, for the fiscal year in which termination occurs shall be pro rated by multiplying the bonus amount by a fraction, the numerator of which is the number of days elapsed in the fiscal year up to and including the date termination becomes effective and the denominator is 365. If Employee's employment is terminated for just cause or by Employee, no bonus shall be paid with respect to the fiscal year in which such termination occurs. If Employee's employment is terminated without just cause by the Corporation within 365 days following a change of control (as defined in Paragraph Ninth hereof), employee shall receive the full amount of any bonus which he would have earned had he remained in the employ of the Corporation, including any retention bonus and/or management incentive bonus.



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                  (c) Nothing in Paragraph Second or subparagraph (a) of this
Paragraph Fourth shall be construed to require the Corporation to maintain any employee or management benefit program solely for the purpose of covering or providing benefits to Employee.

                  (d) The Corporation shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcing any right of Employee pursuant to subparagraph (a) or (b) of Paragraph Third, subparagraph (a) or (b) of this Paragraph Fourth or Paragraph Eleventh; provided, however, that the Corporation will only reimburse Employee for such legal fees and expenses if, in connection with enforcing any right of Employee pursuant to this Agreement, either (i) a judgment has been rendered in favor of Employee by an arbitrator or a duly authorized court of law, or (ii) the Corporation and Employee have entered into a settlement agreement providing for the payment to Employee of any or all amounts due hereunder.

                  (e) Notwithstanding any other provision of this Agreement, if the Employee's employment with the Corporation is terminated for any reason and
(i) the Employee has attained 65 years of age, (ii) for the 2-year period immediately prior to such termination the Employee is employed in a bona fide executive or a high policy-making position and (iii) the Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit-sharing, savings, or deferred compensation plan, or any combination of such plans, of the Corporation, which equals in the aggregate, at least $44,000, the Employee will not be entitled to any Termination Benefits hereunder.

                  Fifth: Confidentiality and Transfer of Intellectual Property Rights and Interests:

                  (a) Employee shall not, during the term hereof or subsequent to the Termination Date, divulge, furnish or make accessible to anyone (otherwise than as consented to by the Corporation) any knowledge or information, techniques, plans, trade or business secrets or confidential information relating to the business secrets or confidential information relating to the business of the Corporation or with respect to any other confidential or secret aspect of the business of the Corporation, nor shall Employee make any use of the same for his own purposes or for the benefit of anyone under any circumstances; provided that, after the Termination Date, these restrictions shall not apply to such knowledge, techniques, plans, trade or business secrets or confidential information which is then in, or subsequently becomes part of, the public domain, except because of disclosure by Employee without the Corporation's consent.

                  (b) Employee shall immediately, upon termination and demand by the Corporation, assign, transfer and convey to the Corporation any and all copyright, patent and intellectual property rights and like interests which are obtained by Employee during the term of his employment with Corporation and which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Corporation, or which otherwise relate to or pertain to the business, functions or operations of the Corporation. Employee shall execute any and all forms, documents and acknowledgments


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prepared by the Corporation for the purpose of assigning, transferring and conveying such copyright, patent and intellectual property rights and like interests.

                  (c) For the period commencing on the Termination Date and continuing for one year thereafter, the Employee will not, in any form, disparage the Corporation, its officers or directors or otherwise make comment adverse to the Corporation concerning any aspect of the business or practices, past or then present, of the Corporation. However, employee may, consistent with the provisions of this Paragraph, and in response to inquiry, comment on any termination of employment.

                  (d) It is the desire of the parties that the provisions of this Paragraph Fifth be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this Paragraph Fifth be adjudicated as invalid or unenforceable, this Paragraph Fifth shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of this Paragraph Fifth in the particular jurisdiction so adjudicating. If there is a breach or threatened breach of this Paragraph Fifth by Employee, the Corporation shall be entitled to an injunction restraining Employee from such breach, but nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies for such breach or threatened breach. Nor does anything in this Paragraph Fifth prevent employee from testifying or responding truthfully and completely in response to legal process or subpoena; however, employee shall notify corporation before responding to legal process or subpoena.

                  Sixth: Disability: If Employee is unable to render full-time services to the Corporation of the character required to perform the duties of his employment with the Corporation with reasonable efficiency for a period of six consecutive months, commencing after the date hereof, by reason of illness, disability or incapacity and the Corporation terminates Employee's employment thereafter, Employee shall not be entitled to any Termination Benefits hereunder; provided, that this Paragraph Sixth shall not apply in any case where Employee, upon such termination, does not qualify under any program of long-term disability benefits provided by the Corporation.

                  Seventh: Waiver of Breach: A waiver by the Corporation or Employee of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any subsequent breach by the other party.

                  Eighth: Entire Agreement: This Agreement contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by an agreement in writing signed by the party against whom enforcement of any amendment, modification or supplement is sought.

                  Ninth: Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns including, without limitation, any corporation or other entity which may acquire all or substantially all of the capital stock, assets and/or business of the Corporation or with or into which the Corporation may be consolidated or


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merged ("Change of Control"), and Employee, his heirs, executors, administrators and legal representatives.

                  Tenth: Governing Law: This Agreement shall be governed by the laws of the State of Delaware, without regard to its principals of conflicts of laws.

                  Eleventh: Arbitration: Any dispute between the Employee and the Corporation arising under this Agreement, whether or not a case or controversy, shall be resolved solely by binding arbitration in Pittsburgh, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction thereof.

                  Twelfth: Severability: If any provision of this Agreement or the application thereof to any circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day written below.

                                   WEIRTON STEEL CORPORATION


Date: 9-30-02                      By:      /s/ John H. Walker
      ----------------------                ----------------------------------
                                   Title:   President & CEO
                                            ----------------------------------


                                   EMPLOYEE:

Date:                              Name:    /s/ David B. Bordo
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                                   Address: 224 Deerfield Dr.
                                            ----------------------------------
                                            Canonsburg, PA 15317
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